UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 491-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2009, GSI Commerce, Inc. (“GSI”) and Cola Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of GSI (“Acquisition Sub”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Retail Convergence, Inc., a Delaware corporation (“RCI”), certain of the principal stockholders of RCI and William J. Fitzgerald, as Stockholders’ Representative.

Upon the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will merge with and into RCI with RCI surviving as a subsidiary of GSI (the “Merger”). At the effective time of the merger, GSI will acquire substantially all of the outstanding capital stock of RCI. GSI has the right to acquire the remaining capital stock of RCI on or after December 31, 2009.

Under the Merger Agreement, the stockholders and optionholders of RCI will receive an initial payment of approximately $180.0 million, consisting of $90.0 million cash (less certain transaction expenses) and GSI common stock (“GSI Stock”) with an aggregate value of approximately $90.0 million, but in no event less than 3,745,318 shares of GSI Stock or more than 5,617,978 shares of GSI Stock. Any stockholder or optionholder who holds 200,000 or fewer shares of RCI common stock (or vested options, in the case of an optionholder) will receive cash in lieu of GSI stock. The initial payment disclosed above includes the initial payment payable upon GSI’s acquisition of the remaining capital stock of RCI which may be acquired on or after December 31, 2009. Approximately $17.8 million of the initial consideration will be paid into escrow to secure post-closing indemnification obligations of the stockholders and optionholders. Additionally, the stockholders and employees of RCI will be eligible to receive an earnout payable in cash and GSI Stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved.

GSI and RCI have agreed to customary representations, warranties and covenants in the Merger Agreement, including, among others, pre-closing covenants by RCI to carry on its business in the ordinary course consistent with past practices and not to engage in certain kinds of transactions without the consent of GSI.

The completion of the Merger is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. RCI’s stockholders have approved the Merger.

The Merger Agreement also contains certain termination rights for both GSI and RCI. Upon termination of the Merger Agreement under specified circumstances, GSI will be required to pay RCI a termination fee of $11.25 million.

Michael R. Rubin, chairman, president and CEO of GSI, is the beneficial owner of approximately 1.6 percent of RCI’s capital stock (on an as-converted basis).

The GSI Stock to be issued at closing will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). GSI will rely on representations made by the securityholders receiving GSI Stock that they are acquiring the GSI Stock for investment and not with a view to the distribution of such shares in violation of applicable securities laws and that they have sufficient knowledge and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of GSI Stock, among others.

Pursuant to a registration rights agreement to be executed in connection with the Merger Agreement, GSI will prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the resales of the shares issued to RCI’s securityholders as part of the initial merger consideration.

The Merger Agreement also includes various other provisions customary for transactions of this nature. The foregoing is a summary of the material provisions of the Merger Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Merger Agreement which GSI intends to file with the SEC. A copy of GSI’s press release announcing the execution of the Merger Agreement was filed with GSI’s Current Report on Form 8-K filed on October 27, 2009.

Forward-Looking Statements

Certain statements in this report are forward-looking statements which includes all statements other than those made solely with respect to historical fact. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (b) the inability to complete the transaction due to the failure to receive approvals or to satisfy other conditions to the transaction; (c) the risk that the proposed transaction disrupts current plans and operations; (d) the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; (e) difficulty or unanticipated expenses in connection with integrating RCI into GSI; and (f) the risk that the acquisition does not perform as planned.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael R. Conn
Michael R. Conn Executive Vice President, Finance and Chief Financial Officer

Dated: November 2, 2009